Allmerica Investment Trust
                                    Select Strategic Growth Fund - (Series # 14)
                                               TCW Investment Management Company

                         10f-3 Transactions for the Quarter Ended September 2001
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


                                                                         Amount of Commission  Commission as  Total Amount
                                 Type of      Date of     Purchase Price    or Spread          a Percentage    of Offering
Fund                Security     Transaction Transaction  of Share or Unit    per Unit          of Price
Allmerica Finl Inv Natus Medical   Buy          7/20/01    $11.00              $0.77             7.00%         $55,000,000
Mgmt               Inc. Del
Allmerica Finl Inv PDF Solutions   Buy          7/20/01    $12.00              $0.84             7.00%         $54,000,000
Mgmt               Inc.


                                   Purchase as a     Purchase as a     Name of Affiliated    Name of Broker/Dealer from whom
Fund                 Total Amount  Percentage        Percentage        Broker/Dealer         Securities were Purchased
Allmerica Finl Inv   of Purchase    of Offering      of Fund Assets    in Syndicate
Mgmt                  $38,500.00   0.0700%           0.1154%           SG Cowen              Dain Rauscher Wessels
Allmerica Finl Inv    $ 3,600.00   0.0066%           0.0108%           SG Cowen              CS First Boston
Mgmt
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